EXHIBIT 19 - FINANCIAL STATEMENTS - UNAUDITED

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001

Net sales	$584,774	$581,569	$1,137,451	$1,158,964

Costs and expenses:
Cost of products sold	444,734	459,245	877,187	919,453
Selling, general and administrative expenses	60,438	52,944	115,523	109,038
Research and development	4,724	2,704	8,316	5,188
Interest expense	3,774	8,244	7,846	18,925
Other costs (income), net	(146)	922	896	564
Minority interest in net income	257	121	397	220

Income before income taxes	70,993	57,389	127,286	105,576

Provision for income taxes	27,000	21,900	48,400	40,400

Net income	$43,993	$35,489	$78,886	$65,176

Basic earnings per share of common stock	$.83	$.67	$1.49	$1.23

Diluted earnings per share of common stock	$.82	$.67	$1.47	$1.23

Cash dividends paid per share of common stock	$.26	$.25	$.52	$.50

Weighted-average common shares outstanding	52,942	52,812	52,929	52,807

Weighted-average common shares and common stock equivalents outstanding	53,773	52,922	53,688	52,940

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(dollars in thousands)

	June 30, 2002	December 31, 2001
ASSETS
Cash	$48,685	$35,101
Accounts receivable, net	290,823	258,397
Inventories, net	285,206	259,755
Prepaid expenses	35,526	33,644
Total current assets	660,240	586,897

Property and equipment, net	830,552	852,720

Goodwill	363,695	333,275
Other intangible assets, net.	54,164	88,614
Deferred charges and other assets.	76,189	61,468
Total	494,048	483,357

TOTAL ASSETS	$1,984,840	$1,922,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$877	$3,572
Short-term borrowings	1,558	2,091
Accounts payable	209,517	173,766
Accrued salaries and wages	47,114	45,241
Accrued income and other taxes.	18,793	13,512
Total current liabilities	277,859	238,182

Long-term debt, less current portion	549,250	595,249
Deferred taxes	127,922	121,979
Other liabilities and deferred credits	81,419	79,288
Total liabilities	1,036,450	1,034,698

Minority interest	4,604	2,128

Stockholders’ equity:

Common stock issued and outstanding (61,342,842 and 61,270,317 shares)	6,134	6,127
Capital in excess of par value	248,168	244,978
Retained income	993,397	942,019
Other comprehensive income (loss)	(53,569)	(56,659)
Common stock held in treasury at cost (8,401,149 and 8,400,388 shares)	(250,344)	(250,317)
Total stockholders’ equity	943,786	886,148

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,984,840	$1,922,974

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2002	2001
Cash flows from operating activities

Net income	$78,886	$65,176
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	58,615	63,332
Minority interest in net income	397	220
Deferred income taxes, non-current portion	5,398	5,000
Losses of unconsolidated affiliated companies	1,360	1,961
Tax benefits related to stock incentive programs	375	1,400
Loss (gain) on sale of property and equipment	404	320
Changes in working capital, net of effects of acquisitions and dispositions	(12,190)	7,335
Net change in deferred charges and credits	(858)	(819)

Net cash provided by operating activities	132,387	143,925

Cash flows from investing activities
Additions to property and equipment	(32,645)	(60,341)
Business acquisition adjustments	89	(605)
Proceeds from sale of property and equipment	151	414

Net cash used in investing activities	(32,405)	(60,532)

Cash flows from financing activities
Change in long-term debt	(56,317)	1,513
Change in short-term debt	(3,572)	(52,501)
Cash dividends paid	(27,508)	(26,405)
Common stock recovered from business acquisition adjustment	(27)
Stock incentive programs	(375)	(1,400)

Net cash used by financing activities	(87,799)	(78,793)

Effect of exchange rates on cash	1,401	1,382

Net increase in cash	13,584	5,982

Cash balance at beginning of year	35,101	28,910

Cash balance at end of period	$48,685	$34,892

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(dollars in thousands, except per share amounts)	Common Stock	Capital In Excess Of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Stock Held In Treasury	Total Stockholders’ Equity
Balance at December 31, 1999	$5,910	$181,957	$775,011	$(30,644)	$(206,339)	$725,895

Net income for 2000			130,602			130,602
Translation adjustment for 2000				(19,178)		(19,178)
Pension liability adjustment, net of $(642) tax benefit				(33)		(33)
Total comprehensive income						111,391
Cash dividends paid on common stock $.96 per share			(51,107)			(51,107)
1,730,952 shares of common stock issued in acquisition of minority interest	173	54,676				54,849
Stock incentive programs and related tax effects	14	467				481
Purchase of 1,460,900 shares of common stock					(42,752)	(42,752)

Balance at December 31, 2000	6,097	237,100	854,506	(49,855)	(249,091)	798,757

Net income for 2001			140,325			140,325
Translation adjustment for 2001				(6,634)		(6,634)
Pension liability adjustment, net of $(108) tax benefit				(170)		(170)
Total comprehensive income						133,521
Cash dividends paid on common stock, $1.00 per share			(52,812)			(52,812)
Stock incentive programs and related tax effects	30	7,878				7,908
Purchase of 30,000 shares of common stock					(1,226)	(1,226)

Balance at December 31, 2001	6,127	244,978	942,019	(56,659)	(250,317)	886,148

Net income for the first six months of 2002			78,886			78,886
Translation adjustment for the first six months of 2002				3,090		3,090
Total comprehensive income*						81,976
Cash dividends paid on common stock, $.52 per share			(27,508)			(27,508)
Stock incentive programs and related tax effects	7	3,190				3,197
Common stock transaction (761 shares) related to an escrow settlement of a previous subsidiary company acquisition					(27)	(27)

Balance at June 30, 2002	$6,134	$248,168	$993,397	$(53,569)	$(250,344)	$943,786

*Total comprehensive income for the second quarter of 2002 and 2001 was $49,431 and $25,702, respectively, and was $55,527 for the first six months of 2001.

See accompanying notes to consolidated financial statements.

BEMIS COMPANY, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared by Bemis Company, Inc. (the Company) in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.  It is management’s opinion, however, that all material adjustments (consisting of normal recurring accruals) have been made which are necessary for a fair financial statement presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.

For further information, refer to the consolidated financial statements and footnotes included in the Company’s annual report on Form 10-K for the year ended December 31, 2001.

Note 2.  New Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations” which provides accounting requirements for retirement obligations associated with tangible long-lived assets. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002.  Management believes the adoption of SFAS No. 143 will not have a material impact on the Company’s financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144, “Accounting for Impairment of Long-Lived Assets”.  SFAS No. 144, effective for financial statements for fiscal years beginning after December 15, 2001, addresses issues relating to the implementation of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, and develops a single accounting model for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired. The adoption of SFAS No. 144 on January 1, 2002, did not have a material impact on the Company’s financial position or results of operations.

Note 3 - Adoption of SFAS No. 142, “Goodwill and Other Intangible Assets”

Effective January 1, 2002, the Company adopted the reporting requirements of SFAS No. 141, “Business Combinations” and SFAS No. 142, “Goodwill and Other Intangible Assets,” and, as required for acquisitions after June 30, 2001, already applied its requirements to the purchase of Duralam, Inc. which was completed on September 7, 2001.  Under SFAS No. 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed at least annually for impairment.  Separable intangible assets that have finite useful lives will continue to be amortized over their useful lives.

SFAS No. 142 requires that goodwill be tested for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a two-step methodology.  The initial step requires the Company to determine the fair value of each reporting unit and compare it to the carrying value, including goodwill, of such unit.  If the fair value exceeds the carrying value, no impairment loss would be recognized.  However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of this unit may be impaired.  The amount, if any, of the impairment would then be measured in the second step.

In connection with adopting this standard as of January 1, 2002, during the first quarter, the Company completed step one of the test for impairment, which indicated that the carrying value of each reporting unit was less than their estimated fair values, as determined utilizing various evaluation techniques including discounted cash flow and comparative market analysis.  Accordingly, step two was not required.  We also reassessed the useful lives and the classification of our identifiable intangible assets and determined that they continue to be appropriate.

Changes in the carrying amount of goodwill attributable to each reportable operating segment follows:

(in thousands)	Flexible Packaging Segment	Pressure Sensitive Materials Segment	Total

Reported balance at December 31, 2001	$293,898	$39,377	$333,275

Intangible assets reclassified into goodwill at January 1, 2002	21,220	11,331	32,551

Currency translation and other adjustments	(2,131)	—	(2,131)

Reported goodwill balance at June 30, 2002	$312,987	$50,708	$363,695

The components of amortized intangible assets follow:

	June 30, 2002		December 31, 2001
Intangible Asset (in thousands)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization

Intangible assets reclassified into goodwill			35,760	(3,209)
Contract based	20,033	(4,421)	19,773	(3,331)
Technology based	43,060	(4,508)	43,071	(3,450)
Reported balance	$63,093	$(8,929)	$98,604	$(9,990)

Amortization expense for intangible assets during the first six months of 2002 was $2.1 million.  Estimated amortization expense for the remainder of 2002 and the five succeeding years follows:

(in millions)
2002 (remainder)	$2.1
2003	$3.8
2004	$3.8
2005	$3.8
2006	$3.7
2007	$3.6

Actual quarterly and year-to-date results of operations for the periods ended June 30, 2002, and pro forma results of operations for the same comparative periods ended June 30, 2001, had we applied the nonamortization provisions of SFAS No. 142 in that period follow:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2002	2001	2002	2001
Reported net income	$43,993	$35,489	$78,886	$65,176
Add back amortization, net of tax, for:
Goodwill		1,831		3,914
Intangible assets reclassified into goodwill		452		567
Adjusted net income	$43,993	$37,772	$78,886	$69,657

Basic earnings per share:
Reported net income	$0.83	$0.67	$1.49	$1.23
Goodwill amortization		0.03		0.07
Intangible assets reclassified into goodwill		0.01		0.01
Adjusted net income	$0.83	$0.71	$1.49	$1.31

Diluted earnings per share:
Reported net income	$0.82	$0.67	$1.47	$1.23
Goodwill amortization		0.03		0.07
Intangible assets reclassified into goodwill		0.01		0.01
Adjusted net income	$0.82	$0.71	$1.47	$1.31

Note 4 - Acquisition of Clysar®

On June 19, 2002, the Company announced that it had reached an agreement to acquire the global Clysar® shrink film business of E.I. duPont de Nemours and Company.  This business, which will become Bemis Clysar, Inc., is a global supplier of premium polyolefin shrink film used primarily in total over-wrap applications for the display, protective packaging, and food markets.  The business, which operates plants in Clinton, Iowa, and Le Trait, France, will become part of the high barrier product line of our flexible packaging segment and is expected to contribute annual sales in excess of $100.0 million.  The July 31, 2002, closing was subject to normal closing conditions and regulatory approval.  The cash purchase price of $142.5 million, subject to working capital adjustments, will be accounted for under the purchase method of accounting.

Note 5 - Segments of Business

The Company’s business activities are organized around its two principal business segments, Flexible Packaging and Pressure Sensitive Materials.  Both internal and external reporting conform to this organizational structure with no significant differences in accounting policies applied.  The Company evaluates the performance of its segments and allocates resources to them based on operating profit, which is defined as profit before general corporate expense, interest expense, income taxes, and minority interest.  A summary of the Company’s business activities reported by its two business segments follows:

	Three Months Ended June 30,		Six Months Ended June 30,
Business Segments (in millions)	2002	2001	2002	2001
Net Sales to Unaffiliated Customers:
Flexible Packaging	$456.7	$457.6	$891.5	$908.6
Pressure Sensitive Materials	128.4	124.0	246.5	250.5

Intersegment Sales:
Flexible Packaging	(0.3)		(0.5)	(0.1)
Pressure Sensitive Materials
Total	$584.8	$581.6	$1,137.5	$1,159.0

Operating Profit and Pretax Profit:
Flexible Packaging	$76.9	$72.1	$141.0	$134.1
Pressure Sensitive Materials	7.2	0.1	12.2	4.4
Total operating profit	84.1	72.2	153.2	138.5

General corporate expenses	(9.1)	(6.5)	(17.7)	(13.8)
Interest expense	(3.7)	(8.2)	(7.8)	(18.9)
Minority interest in net income	(0.3)	(0.1)	(0.4)	(0.2)
Income before income taxes	$71.0	$57.4	$127.3	$105.6

Identifiable Assets:
Flexible Packaging			$1,525.7	$1,479.0
Pressure Sensitive Materials			358.5	348.8
Total identifiable assets			1,884.2	1,827.8
Corporate assets			100.6	58.5
Total			$1,984.8	$1,886.3

Note 6 - Taxes Based On Income

The Company’s 2002 effective tax rate of 38% differs from the federal statutory rate of 35% primarily due to state and local income taxes.

Note 7 - Inventories

The Company’s inventories are valued at the lower of cost, determined by the first-in, first-out (FIFO) method, or market.  Inventories are summarized as follows:

(in thousands)	June 30, 2002	December 31, 2001

Raw materials and supplies	$97,614	$82,210
Work in process and finished goods	206,394	192,039
Total inventories, gross	304,008	274,249
Less inventory reserves	(18,802)	(14,494)

Total inventories, net	$285,206	$259,755

Note 8 - Earnings Per Share Computations

	Three Months Ended June 30,		Six Months Ended June 30,
	2002	2001	2002	2001

Income available to common stockholders (numerator)	$43,993,000	$35,489,000	$78,886,000	$65,176,000
Weighted-average common shares outstanding (denominator)	52,941,693	52,811,698	52,929,244	52,807,492
Basic earnings per share of common stock	$0.83	$0.67	$1.49	$1.23
Dilutive effects of stock option and stock awards, net of windfall tax benefits	831,008	110,216	758,923	132,856
Weighted-average common shares and common stock equivalents outstanding (denominator)	53,772,701	52,921,914	53,688,167	52,940,348
Diluted earnings per share of common stock	$0.82	$0.67	$1.47	$1.23

Certain options outstanding at June 30, 2001, (150,000 shares) were not included in the computation of diluted earnings per share because they would not have had a dilutive effect.